Cimarex Reports 2013 First Quarter Results

- Production Up 10% Year-over-Year

- Expanding Opportunity in Multi-pay Delaware Basin

DENVER, May 7, 2013 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today reported 2013 first quarter net income of $89.9 million, or $1.04 per diluted share which included a non-cash hedging loss of $2.3 million, or $0.02 per share. First quarter 2012, net income was $106.1 million, or $1.23 per diluted share and included a hedging loss of $2.6 million, or $0.03 per share.

First quarter production grew ten percent to 661.1 million cubic feet equivalent (MMcfe) per day compared to 2012 first quarter output of 603.5 MMcfe per day. Oil production grew 12% (20% when adjusted for asset sales) and averaged 33,154 barrels per day. Current quarter volumes were comprised of 50% gas, 30% oil and 20% NGLs.

Natural gas prices increased 16% to $3.38 per Mcf in the first quarter of 2013. Realized oil prices averaged $86.31 per barrel and natural gas liquids (NGL) prices averaged $29.31 per barrel, decreases of 13% and 20%, respectively.

Revenues from the sale of oil, gas and NGLs totaled $415.5 million versus $411.3 million for the same period in 2012. Adjusted cash flow from operations was $292.4 million versus $303.0 million a year ago(1).

Cimarex invested $409 million on exploration and development in the first quarter. Of these expenditures, 64% were on Permian Basin projects and 34% on projects in the Mid-Continent.

At March 31, 2013, long-term debt was $870 million, comprised of $750 million of senior unsecured notes and $120 million of bank debt. Debt to total capitalization was 20%(2).

2013 Outlook
Production volume guidance for 2013 remains unchanged and is projected to average 675-705 MMcfe per day, an increase of 8-13% over 2012. Mid-Continent and Permian production volumes are projected to grow 11-15% over 2012, averaging between 652-673 MMcfe per day.

Total volumes for the second quarter of 2013 are projected to average 667-692 MMcfe per day, a 13-17% increase over 2012. Second quarter 2013 Mid-Continent and Permian production volumes are projected to increase 18-22%, to within a range of 647-667 MMcfe per day.

Full-year 2013 capital expenditures are expected to be approximately $1.5 billion. Nearly all the 2013 capital is directed towards drilling oil and liquids-rich gas wells in the Permian and Cana-Woodford.

Expenses for 2013 are expected to fall within the following ranges:
Expenses ($/Mcfe):
Production expense	$1.10 - $1.22
Transportation expense	0.27 - 0.32
DD&A and ARO accretion	2.40 - 2.55
General and administrative expense	0.22 - 0.28
Taxes other than income (% of oil and gas revenue)	6.0% - 6.5%

Permian Basin Update
First quarter 2013 production from the Permian Basin averaged 275.2 MMcfe per day, an increase of 15% over first quarter 2012. Oil volumes increased 18% to 25,832 barrels per day.

Cimarex drilled and completed 35 gross (27 net) Permian Basin wells during the first quarter. All were completed as producers. At March 31, 20 gross (13 net) wells were awaiting completion. Drilling took place mainly in the Delaware Basin of Texas and southeast New Mexico, targeting the Bone Spring and Wolfcamp formations.

In Culberson County, Texas, Cimarex is drilling both horizontal Wolfcamp and Bone Spring wells. The company has now successfully drilled Wolfcamp C & D and Bone Spring wells and sees the potential for two additional intervals to be productive. Year-to-date, three gross (three net) Bone Spring wells have been drilled and completed. Total Bone Spring wells drilled to date in Culberson County have had per well 30-day average gross production of over 900 Boe per day (59% oil). Cimarex also drilled three gross (three net) horizontal Wolfcamp wells in Culberson County in the first quarter, bringing total Wolfcamp wells in the area to 34 gross (32 net). Per well first-30 day production rates on all of the Wolfcamp wells drilled in the area have averaged 6.4 MMcfe per day, comprised of 43% gas, 27% oil and 30% NGL (assuming full NGL recovery).

First quarter 2013 New Mexico Bone Spring wells drilled and completed totaled 18 gross (11 net). Per-well 30-day gross production from these wells averaged over 650 Boe per day (89% oil). Ward County, Texas Third Bone Spring drilling totaled 7 gross (6.5 net) wells and had per-well 30-day average gross production rates of over 970 Boe per day (77% oil).

Mid-Continent Update
Mid-Continent production averaged 360.6 MMcfe per day for the first quarter of 2013, a 15% increase over the first quarter 2012 average of 313.9 MMcfe per day. Cana-Woodford represented 229.3 MMcfe per day of the first quarter 2013 total, a 42% increase versus the same period last year. During the first quarter Cimarex drilled and completed 52 gross (20 net) wells, essentially all of which were in the Cana-Woodford shale play. All were completed as producers. At March 31, 42 gross (15 net) wells were awaiting completion.

Wells Drilled and Completed by Region

	For the Three Months
	Ended March 31,
	2013	2012
Gross wells
Permian Basin	35	39
Mid-Continent	52	33
Gulf Coast/Other	-	1
	87	73
Net wells
Permian Basin	27	27
Mid-Continent	20	12
Gulf Coast/Other	-	1
	47	40
% Gross wells completed as producers	100%	95%

Cimarex's average daily production by commodity and region is summarized below:

	For the Three Months Ended
	March 31,
	2013	2012
Gas (Mcf per day)
Permian Basin	82,766	75,094
Mid-Continent	236,220	216,825
Gulf Coast/Other	13,815	28,052
	332,801	319,971

Oil (Barrels per day)
Permian Basin	25,832	21,800
Mid-Continent	6,291	5,891
Gulf Coast/Other	1,031	1,871
	33,154	29,562
NGL (Barrels per day)
Permian Basin	6,239	5,742
Mid-Continent	14,443	10,283
Gulf Coast/Other	880	1,662
	21,562	17,687
Total Equivalent (Mcfe per day)
Permian Basin	275,192	240,346
Mid-Continent	360,624	313,869
Gulf Coast/Other	25,279	49,251
	661,095	603,466

Other
The company's bank group, as part of their regular annual review, increased the credit facility borrowing base from $2.0 billion to $2.25 billion. Credit facility commitments remain unchanged at $1 billion.

Cimarex has oil swaps and collars covering 12,000 barrels per day through December 31, 2013. Mid-Continent natural gas collars on 80,000 MMBTU per day have recently been added. The following table summarizes the current open hedge positions:

Oil Contracts
				Weighted Average Price
Period	Type	Barrels/day	Index(3)	Floor	Ceiling		Swap
Apr.-Dec. 13	Swaps	6,000	WTI	NA	NA		$96.13
Apr.-Dec. 13	Collar	6,000	WTI	$85.00	$102.31	$	NA
		12,000

Gas Contracts
				Weighted Average Price
Period	Type	MMBTU/day	Index(2)	Floor	Ceiling
May – Jun. 13	Collar	30,000	PEPL	3.50	4.50

Jul. 13 – Dec. 14	Collar	80,000	PEPL	$3.51	$4.57

Cimarex accounts for commodity contracts using the mark-to-market (through income) accounting method. First quarter 2013 had a realized gain of $0.7 million in cash received from oil swaps.

Conference call and webcast
Cimarex will host a conference call and webcast today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). The webcast is available at www.cimarex.com. To access the live, interactive call, please dial (877) 789-9039 and reference call ID # 34840688 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (855) 859-2056 and by using the conference ID # 34840688.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Reconciliation of debt to total capitalization, which is a non-GAAP measure, is: long-term debt of $870 million divided by long-term debt of $870 million plus stockholders' equity of $3,554.6 million.

(3)	WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange. PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index as quoted in Platt's Inside FERC.

RECONCILIATION OF ADJUSTED CASH FLOW FROM OPERATIONS

	For the Three Months Ended
	March 31,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$247,078	$251,892
Change in operating assets
and liabilities	45,343	51,064

Adjusted cash flow from operations	$292,421	$302,956

Management believes that the non-GAAP measure of adjusted cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of cash flow from operating activities.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended
	March 31,
	2013	2012

Gas - MMcf	29,952	29,117
Gas - Mcf per day	332,801	319,971
Gas price - per Mcf	$3.38	$2.92

Oil - thousand barrels	2,984	2,690
Oil - barrels per day	33,154	29,562
Oil price - per barrel	$86.31	$99.28

NGL - thousand barrels	1,941	1,610
NGL - barrels per day	21,562	17,687
NGL price - per barrel	$29.31	$36.66

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended
	March 31,
	2013	2012
	(in thousands)
Acquisitions:
Proved	$—	$51
Unproved	250	1,922
	250	1,973

Exploration and development:
Land and Seismic	31,310	37,212
Exploration and development	377,297	365,359
	408,607	402,571

Sale proceeds:
Proved	(818)	(171)
Unproved	(81)	(942)
	(899)	(1,113)

	$407,958	$403,431

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (unaudited)

	For the Three Months Ended
	March 31,
	2013	2012
	(In thousands, except per share data)

Revenues:
Gas sales	$101,121	$85,153
Oil sales	257,532	267,084
NGL sales	56,875	59,014
Gas gathering, processing and other, net	10,828	11,785
	426,356	423,036
Costs and expenses:
Depreciation, depletion, amortization and accretion	138,837	121,787
Production	69,386	67,625
Transportation	18,634	13,316
Gas gathering and processing	6,156	4,851
Taxes other than income	25,128	25,160
General and administrative	15,577	14,147
Stock compensation	3,605	4,534
Loss on derivative instruments, net	1,603	4,088
Other operating, net	2,932	2,340
	281,858	257,848

Operating income	144,498	165,188

Other (income) and expense:
Interest expense	12,186	7,959
Amortization of deferred financing costs	1,020	709
Capitalized interest	(9,195)	(7,804)
Other, net	(2,616)	(4,726)

Income before income tax	143,103	169,050
Income tax expense	53,176	62,943

Net income	$89,927	$106,107

Earnings per share to common stockholders:

Basic	$1.04	$1.24
Diluted	$1.04	$1.23

Dividends per share	$0.14	$0.12

Shares attributable to common stockholders:
Unrestricted common shares outstanding	84,920	83,937
Diluted common shares	85,016	84,307

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	86,459	85,777
Fully diluted shares	86,555	86,147

Comprehensive income:
Net income	$89,927	$106,107
Other comprehensive income:
Change in fair value of investments, net of tax	80	399
Total comprehensive income	$90,007	$106,506

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended
	March 31,
	2013	2012
	(In thousands)

Cash flows from operating activities:
Net income	$89,927	$106,107
Adjustment to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, amortization and accretion	138,837	121,787
Deferred income taxes	53,176	62,943
Stock compensation	3,605	4,534
Derivative instruments, net	2,329	4,088
Changes in non-current assets and liabilities	3,374	2,239
Amortization of deferred financing costs
and other, net	1,173	1,258
Changes in operating assets and liabilities:
Increase in receivables, net	(30,576)	(2,144)
Decrease in other current assets	9,143	69
Decrease in accounts payable and
accrued liabilities	(23,910)	(48,989)
Net cash provided by operating activities	247,078	251,892
Cash flows from investing activities:
Oil and gas expenditures	(390,669)	(400,963)
Sales of oil and gas assets and other assets	975	1,322
Other expenditures	(19,523)	(10,300)
Net cash used by investing activities	(409,217)	(409,941)
Cash flows from financing activities:
Net increase in bank debt	120,000	167,000
Dividends paid	(10,356)	(8,576)
Issuance of common stock and other	1,489	1,625
Net cash provided by financing activities	111,133	160,049
Net change in cash and cash equivalents	(51,006)	2,000
Cash and cash equivalents at beginning of period	69,538	2,406
Cash and cash equivalents at end of period	$18,532	$4,406

CONDENSED BALANCE SHEETS (unaudited)

	March 31,	December 31,
Assets	2013	2012
	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$18,532	$69,538
Receivables, net	333,550	302,974
Oil and gas well equipment and supplies	73,035	81,029
Deferred income taxes	12,122	8,477
Derivative instruments	288	—
Other current assets	6,970	8,119
Total current assets	444,497	470,137
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	11,733,247	11,258,748
Unproved properties and properties under development,
not being amortized	579,927	645,078
	12,313,174	11,903,826
Less – accumulated depreciation, depletion and amortization	(7,027,421)	(6,899,057)
Net oil and gas properties	5,285,753	5,004,769
Fixed assets, net	164,727	152,605
Goodwill	620,232	620,232
Other assets, net	54,740	57,409
	$6,569,949	$6,305,152
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$83,274	$103,653
Accrued liabilities	411,789	392,909
Derivative instruments	2,617	—
Revenue payable	147,945	149,300
Total current liabilities	645,625	645,862
Long-term debt	870,000	750,000
Deferred income taxes	1,178,221	1,121,353
Other liabilities	321,510	313,201
Total liabilities	3,015,356	2,830,416
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
86,449,746 and 86,595,976 shares issued, respectively	864	866
Paid-in capital	1,941,443	1,939,628
Retained earnings	1,611,732	1,533,768
Accumulated other comprehensive income	554	474
	3,554,593	3,474,736
	$6,569,949	$6,305,152

CONTACT: Cimarex Energy Co., +1-303-295-3995, www.cimarex.com, or Mark Burford , Vice President – Capital Markets and Planning, or Karen Acierno, Director – Investor Relations